October 30, 2019

Vislink Technologies, Inc.

1515 Ringling Blvd., Suite 310

Sarasota, FL 34236

Re: Registration Statement on Form S-1

Ladies and Gentlemen:

This opinion is furnished to you in connection with a Registration Statement on Form S-1, as amended (the “Registration Statement”), filed by Vislink Technologies, Inc., a Delaware corporation (the “Company”), with the U.S. Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Securities Act”), for the proposed offering (the “Offering”) of (a) $8,050,000 of shares of common stock, par value $0.00001 per share, of the Company (“Common Stock”); (b) $8,855,000 of warrants to purchase shares of Common Stock (and the shares of Common Stock that are issuable from time to time upon exercise of the Warrants) (the “Warrants”); and (c) to each purchaser whose purchase of shares of Common Stock in such offering would otherwise result in the purchaser, together with its affiliates and certain related parties, beneficially owning more than 4.99% (or, at the election of the holder, 9.99%) of the Company’s outstanding Common Stock immediately following the consummation of such offering, the opportunity to purchase, if the purchaser so chooses, pre-funded warrants (the “Pre-Funded Warrants”), in lieu of shares of Common Stock. Each Pre-Funded Warrant will be exercisable for one share of Common Stock. For each Pre-Funded Warrant that is sold, the number of shares of Common Stock offered will be decreased on a one-for-one basis. The Common Stock, Pre-Funded Warrants and the Warrants are referred to herein collectively as the “Securities.”

We are acting as special counsel for the Company in connection with the Registration Statement. We have examined the Registration Statement, including the exhibits filed therewith, and have also examined and relied upon minutes of meetings and resolutions of the board of directors of the Company (the “Board”) as provided to us by the Company, the certificate of incorporation and bylaws of the Company, each as restated and/or amended to date, and such other documents as we have deemed necessary for purposes of rendering the opinion hereinafter set forth.

In our examination of the foregoing documents, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as copies, the authenticity of the originals of such latter documents and the legal competence of all signatories to such documents. Other than our examination of the documents indicated above, we have made no other examination in connection with this opinion.

The opinion rendered herein is limited to the laws of the State of New York, the General Corporation Law of the State of Delaware and the federal securities laws of the United States.

Our opinions set forth below with respect to the validity or binding effect of any security or obligation may be limited by (i) bankruptcy, insolvency, reorganization, fraudulent conveyance, marshaling, moratorium or other similar laws affecting the enforcement generally of the rights and remedies of creditors and secured parties or the obligations of debtors, (ii) general principles of equity (whether considered in a proceeding in equity or at law), including but not limited to principles limiting the availability of specific performance or injunctive relief, and concepts of materiality, reasonableness, good faith and fair dealing, (iii) the possible unenforceability under certain circumstances of provisions providing for indemnification, contribution, exculpation, release or waiver that may be contrary to public policy or violative of federal or state securities laws, rules or regulations, and (iv) the effect of course of dealing, course of performance, oral agreements or the like that would modify the terms of an agreement or the respective rights or obligations of the parties under an agreement.

Based upon and subject to the foregoing, we are of the opinion that (i) the Securities have been duly authorized for issuance by all necessary corporate action by the Company; (ii) the shares of Common Stock, when issued and sold as described in the Registration Statement, will be validly issued, fully paid and non-assessable, (iii) provided that the Pre-Funded Warrants and Warrants have been duly executed and delivered by the Company and duly delivered to the purchasers thereof against payment therefor, such Pre-Funded Warrants and Warrants, when sold and issued as contemplated in the Registration Statement, will be valid and binding obligations of the Company, and (iv) the shares of Common Stock issuable pursuant to each of the Pre-Funded Warrants and Warrants upon payment to the Company of the required consideration, and when issued and sold by the Company and paid for in accordance with the terms of the Pre-Funded Warrants or Warrants, as applicable, and as described in the Registration Statement, will be validly issued, fully paid and non-assessable.

The opinion set forth herein is rendered as of the date hereof, and we assume no obligation to update such opinion to reflect any facts or circumstances which may hereafter come to our attention or any changes in the law which may hereafter occur (which may have retroactive effect).

We hereby consent to the filing of this opinion as Exhibit 5.1 to the Registration Statement and to the reference to this firm under the caption “Legal Matters” in the Registration Statement. In giving such consent, we do not admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission.

Very truly yours,

/s/ Sullivan & Worcester LLP